    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1997

                                                                   NO. 333-35281
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                               ------------------

                                AMENDMENT NO. 2
                                       TO
                                   FORM S-11

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                         ENTERTAINMENT PROPERTIES TRUST

             (Exact name of Registrant as specified in its charter)
                               ------------------

           MARYLAND                          6798                  43-179877
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                             ONE KANSAS CITY PLACE
                          1200 MAIN STREET, SUITE 3250
                          KANSAS CITY, MISSOURI 64105
                                 (816) 480-4649

                    (Address of Principal Executive Offices)
                               ------------------

                                 PETER C. BROWN
                         ENTERTAINMENT PROPERTIES TRUST
                             ONE KANSAS CITY PLACE
                          1200 MAIN STREET, SUITE 3250
                          KANSAS CITY, MISSOURI 64105
                                 (816) 480-4649

                    (Name and address of agent for service)

                                   COPIES TO:

   ALISON S. RESSLER        RAYMOND F. BEAGLE, JR.         YAACOV M. GROSS
  SULLIVAN & CROMWELL        LATHROP & GAGE L.C.      WILLKIE FARR AND GALLAGHER
444 SOUTH FLOWER STREET   2345 GRAND BOULEVARD, 24TH     ONE CITICORP CENTER
 LOS ANGELES, CA 90071              FLOOR                153 EAST 53RD STREET
     (213) 955-8000         KANSAS CITY, MO 64108         NEW YORK, NY 10022
                                (816) 292-2000              (212) 821-8000

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.
                               ------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


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--------------------------------------------------------------------------------

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table itemizes the expenses incurred by the Registrant in connection with the offering of the shares being registered. All the amounts shown are estimates (other than the SEC registration fee and the NASD fee).

                                                                   AMOUNT
                                                                 ----------
SEC registration fee...........................................  $  100,145

NASD fee.......................................................      30,500

New York Stock Exchange listing fee............................      85,000

Printing and engraving fees....................................     250,000

Legal fees and expenses (other than Blue Sky)..................     800,000

Accounting fees and expenses...................................     100,000

Blue Sky fees and expenses (including fees of counsel).........      10,000

Other (including expenses related to the Formation
  Transactions)................................................     624,355
                                                                 ----------

    Total......................................................  $2,000,000
                                                                 ----------
                                                                 ----------


ITEM 32. SALES TO SPECIAL PARTIES.


    See Item 33.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

    On August 28, 1997, the Company issued 50 shares of Common Stock to Robert
L. Harris and 50 shares of Common Stock to David M. Brain at a purchase price of $20.00 per share. Such shares were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as they were issued in a transaction not involving any public offering. In addition, Robert
L. Harris and David M. Brain agreed to purchase an aggregate of 120,000 Shares pursuant to the Company's Share Purchase Program. Such Shares will be issued to the two officers pursuant to the exemption provided by Section 4(2) of the Securities Act as they were issued in a transaction not involving any public offering. The opportunity to purchase such Shares was not made to any person other than Mr. Harris and Mr. Brain and the agreement by such officers to purchase such Shares was made prior to the filing of the Registration Statement on September 10, 1997. Both Mr. Harris and Mr. Brain are "accredited investors" and "executive officers" as defined in Rule 501 in Regulation D under the Securities Act.

ITEM 34. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

    Maryland law permits a Maryland corporation to include in its declaration of trust a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant's declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

    The Registrant's officers and trustees are and will be indemnified under the Registrant's declaration of trust against certain liabilities. The Registrant's declaration of trust provides that the Registrant will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify (a) any individual who is a present or former trustee or officer of the Registrant or
(b) any individual who, while a trustee or officer of the Registrant and at the request of the Registrant, serves or has served as a director, officer, shareholder, partner, trustee, employee or agent of any real estate investment trust corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability, together with reasonable expenses actually incurred in advance of a final disposition of a legal proceeding, to which such person may become subject or which such person may incur by reason as his or her status as such. The Registrant has the power, with the approval of the Registrant's Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Registrant in any of the capacities described in (a) or (b) above and to any employee or agent of the Registrant or its predecessors.

    Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law ("MGCL") for directors, officers, employees and agents of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant's declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

    The Registrant has entered into indemnity agreements with each of its officers and trustees which provide for reimbursement of all expenses and liabilities of such officer or trustee, arising out of any lawsuit or claim against such officer or trustee due to the fact that he or she was or is serving as an officer or trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Exchange Act or (c) relating to judicially determined criminal violations.

    The form of Underwriting Agreement filed as an exhibit to this Registration Statement provides for the reciprocal indemnifications by the Underwriters of the Registrant, and its trustees, officers and controlling persons, and by the Registrant of the Underwriters, and their respective directors, officers and controlling persons, against certain liabilities under the Securities Act.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    The consideration to be received by the Registrant for the shares registered will be credited to the appropriate capital account.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

    See Index to Financial Statements and Index to Exhibits.

ITEM 37. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-11 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, STATE OF MISSOURI, ON THE 5th DAY OF NOVEMBER, 1997.


                                ENTERTAINMENT PROPERTIES TRUST

                                By:              /s/ DAVID M. BRAIN
                                     -----------------------------------------

    Pursuant to requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *                 Chairman of the Board of
------------------------------    Trustees (Principal        November 5, 1997
        PETER C. BROWN            Executive Officer)

              *                 President, Chief
------------------------------    Development Officer and    November 5, 1997
       ROBERT L. HARRIS           Trustee

      /s/ DAVID M. BRAIN        Chief Financial Officer
------------------------------    (Principal Financial and   November 5, 1997
        DAVID M. BRAIN            Accounting Officer)



*By:     /s/ DAVID M. BRAIN
      -------------------------
           DAVID M. BRAIN

                               INDEX TO EXHIBITS


  EXHIBIT NO.                                DOCUMENT DESCRIPTION
---------------  -----------------------------------------------------------------------------
          1+     Form of Underwriting Agreement among Entertainment Properties Trust (the
                   "Company") and Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated,
                   Furman Selz LLC, Prudential Securities Incorporated and Salomon Brothers
                   Inc, as representatives of the several underwriters named therein
        4.1+     Declaration of Trust of the Company
        4.2+     Amended and Restated Declaration of Trust of the Company
        4.3+     Bylaws of the Company
         4.4     Amended Bylaws of the Company
        4.5+     Form of share certificate for common shares of beneficial interest of the
                   Company
           5     Opinion of Sullivan & Cromwell as to the legality of the shares being registered
         5.1     Opinion of Ballard Spahr Andrews & Ingersoll as to the legality of the shares being registered
           8     Opinion of Sullivan & Cromwell as to certain tax matters
       10.1*     Form of Agreement of Sale and Purchase between the Company and American
                   Multi-Cinema, Inc.
       10.2*     Form of Option Agreement between the Company and American Multi-Cinema, Inc.
                   between the Company and Clip Funding, Limited Partnership
       10.3*     Form of Option Agreement between the Company and Clip Funding, Limited
                   Partnership
       10.4*     Form of AMCE Right to Purchase Agreement between the Company and AMC
                   Entertainment Inc.
       10.5*     Form of Lease entered into between the Company and American Multi-Cinema,
                   Inc.
       10.6*     Form of Guaranty of Lease entered into between the Company and AMC
                   Entertainment, Inc.
       10.7*     Credit Agreement
       10.8+     Form of Indemnification Agreement entered into between the Company and each of its trustees and officers
        10.9     1997 Share Incentive Plan
       10.10     Deferred Compensation Plan for Non-Employee Trustees
       10.11     Annual Incentive Program
      10.12*     Employment Agreement with Robert L. Harris
      10.13*     Employment Agreement with David M. Brian
         21+     Subsidiaries of the Company
        23.1     Consent of Sullivan & Cromwell (included in Exhibits 5 and 8)
       23.2+     Consent of Ernst & Young LLP
       23.3+     Consent of Coopers & Lybrand L.L.P.
       23.4+     Consent of Robert J. Druten
       23.5+     Consent of Scott H. Ward
       23.6+     Consent of Charles S. Paul
         24+     Power of Attorney pursuant to which amendments to this Registration Statement may be filed (included on the signature page)


--------------

*   To be filed by amendment.

+  Previously filed.